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Exhibit 23(c)

Consent of Independent Auditors

Board of Directors and Shareholders
Pixelworks, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-3 of Pixelworks, Inc. of our report dated January 16, 2002, relating to the consolidated balance sheets of Pixelworks, Inc. as of December 31, 2001 and 2000, and the related statements of operations, redeemable convertible preferred stock and shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Pixelworks, Inc. and our report dated March 7, 2002, relating to the consolidated balance sheet of nDSP Delaware, Inc. as of December 31, 2001, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the year then ended, which report appears in the Form 8-K/A of Pixelworks, Inc. dated March 9, 2002 and to the reference to our firm under the heading "Experts" in the prospectus.

                      /s/ KPMG LLP

Portland, Oregon
October 9, 2002

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Consent of Independent Auditors